MANAGEMENT DISCUSSION SECTION

Operator: Hello and welcome to the Independent Bank Corp. Third Quarter Conference Call. All participants will be in listen-only mode for this event. [Operator Instructions] After today’s presentation, there will be an opportunity for you to ask question. [Operator Instructions] Please note this event is being recorded.

Now, I would like to turn the call over to Chris Oddleifson. Please go ahead, sir.

Christopher Oddleifson, President and Chief Executive Officer

Good morning. Thank you for joining us today. I’m accompanied by Denis Sheahan, our Chief Financial Officer, who will review our third quarter results after my brief comments.

I’d like to begin with a customary cautionary statement. This call may contain forward-looking statements with respect to the financial conditions, results of operations, and the business of Independent Bank Corp. Actual results may be different. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements, and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise.

Now let’s talk about the third quarter. I would characterize our third quarter performance as a very solid one, especially in light of the tough economic environment. In terms of the numbers, our net income amounted to $6.8 million in the third quarter, or $0.33 per share. Our results were held back by additional securities impairment charges which cost us $0.16 per share. While we do include these in our operating income calculations, they certainly are not attached to our ongoing businesses. Our core businesses are fairing quite nicely, producing earnings at a much higher level than the reported bottom line would indicate.

Denis will cover these charges in more detail, but the good news is that our remaining exposures are quite small. We are definitely encouraged by a host of positive trends that continued this quarter. A strong loan pipeline that drove a double-digit annualized growth rate in our commercial loan portfolio, strong growth in our home equity portfolio, healthy mortgage origination levels, lower funding costs from our emphasis on core deposits and very disciplined pricing, significant improvement in our net interest margin which crossed over the 4% mark in the third quarter.

Resilient wealth management business that has maintained our assets under management levels of about $1.2 billion above where they ended last year, despite the volatile market. These trends are a result of a lot of hard work —on the part of everyone at Rockland Trust Company, directly from our energized and motivated workforce, our consistent willingness to lend when many others have pulled back, our active market visibility and promotional campaigns, in-depth knowledge of each individual market, and our overall operating discipline.

Regarding asset quality, we remain in good shape relative to our peers in the industry. We are experiencing upward movement in our nonperforming loans, but the absolute levels are still relatively modest. Unquestionably, the ongoing recession will continue to put pressure on individual credits from quarter-to-quarter, but we see no portfolio-wide weakening is really expected. Our outlooks for charge-offs in 2009 has not changed from our original forecast in January of this year.

Now, as many of you are familiar, we have a superb group of workout professionals that have been with us for a long time. Capital remains a real source of strength for our company. Tangible common was well above 6%, regulatory capital in excess of the prescribed thresholds. And we have a track record of maintaining a steady level of dividends. And I want to make a quick note that we achieved this capital position without engaging in any equity raising.
Turning to local market conditions, the environment remains a tough one, but there are some silver linings. Housing prices in our primary counties are beginning to move up. As I’m sure many of you have seen, the Case Schiller index, and we’ve seen only a 5% reduction in real estate values between July of ‘08 and July of ‘09. And it also shows a relatively good 18% peak-to-trough decline on these values. Certainly really good when compared to many other parts of the country. We are definitely witnessing a high volume of first-time home buying. We’re seeing among our commercial clients a gross sales level stabilizing although at a lower level of pre-downturn.

And interestingly, there’s a good amount of what I would characterize as hungry money out there, looking to invest in the right kinds of projects and deals at the right price. And unemployment continues to rise with Massachusetts’ rate over 9%, which we are paying very close attention to. In our own region, it varies, but probably running more 8% plus versus 9% plus.

Talking about Ben Franklin, we’re simply thrilled with this recent addition to our franchise of this very demographically attractive western suburb of Boston. And we have fully assimilated Ben Franklin into Rockland. Customer and deposit retention rates have been excellent. We’ve maintained continuity and acquired branches by retaining front line staff. We’re beginning to make inroads into Ben Franklin’s client base, with Rockland’s broader product sets, such as our home equity loans and our investment management services.

And looking ahead we intend to adhere to our chosen path of being disciplined in our growth, and playing both defense and offense intelligently. We plan to sustain the robust business volumes in our major units, keep the credit flowing to credit worthy customers, take advantage of the market voids created by our distracted competitors, retain our underwriting disciplines, and our strong balance sheet orientation. And of course, adopt a very careful but opportunistic approach to M&A possibilities.

We feel this approach positions us well to, quote, keep the show on the road in the current environment and really prosper upon their eventual recovery.

That’s it for me. Thank you. And I will turn it over to Denis.

Denis K. Sheahan, Chief Financial Officer

Thank you, Chris, and good morning everyone. Independent Bank Corp. reported net income of $6.8 million and diluted earnings per share of $0.33 in the third quarter of 2009 as compared to net income of $700,000 and a diluted loss per share of $0.19 in the second quarter.

Focusing on the third quarter, the quarter met our expectations on most fronts and with a good solid quarter on fundamentals with the exception of trust preferred securities impairment charge. First, let me cover this charge right up front. Independent Bank Corp. recorded $5.1 million pre-tax impairment charge or $0.16 per diluted share in the third quarter largely on pooled trust preferred securities. Our remaining exposure is limited and we’ve steadily been writing these down. We’ve included a table in the press release for your information, and as you can see from the table, the D tranches have been written down to zero and the total remaining exposure of all pooled trust preferred securities is $10.9 million pre-tax. The basic reality is that the underlying issuer banks of these trust preferred securities are under pressure to preserve capital and in many cases are simply differing dividend payments.

There are a number of positive developments in the quarter. The net interest margin improved for the second consecutive quarter to 4.05% in the current period from 3.88% in the prior period. We continue to see a reduction in the cost of deposits as we place emphasis on core deposits. Core deposits now represent 70% of total deposits, as we have been focused on improving the mix of our deposit base. Our overall cost of those deposits including demand deposits, is now 90 basis points. Commercial lending and home equity lending grew at annualized rates of 12% and 8% respectively. We continue to see very good opportunities here as others pull away.

Asset quality remains in good shape. Although non-performing assets increased, the majority of the increase came from $5 million commercial real estate loan that is not delinquent. And we anticipate a full return to accrual in the fourth quarter. Net loan charge-offs in the third quarter were $3.2 million, and the provision for loan losses was 4.4 million or 1.4 times the level of net charge-offs.

At the beginning of the year, we anticipated around $12 million in net charge-offs for all of 2009 and we still believe that to be a good estimate. Loan delinquency improved to 1.58% of total loans in the third quarter from 1.72% in the prior quarter. Tangible common equity improved to 6.58% at the end of Q3 and we are on track to improve to 6.75 by year-end.

Let me give you some additional thoughts on capital, which comes up a lot in our conversations with investors. Currently, we do not feel constrained by the level of capital to pursue our strategy. Any decision to raise capital will first depend on the level of commercial loan growth that goes beyond our current anticipation of continued strong growth. Second, whether the new regulatory well-capitalized environment leads the industry and banks like us to logically set higher bars for capital. And third, whether highly attractive acquisition opportunities would lead us to raise capital. But again, at this point, we feel we are in good shape in terms of capital.

I’ll now review earning guidance. As you can appreciate, there is much uncertainty in the financial services industry regarding individual company performance in 2009 in light of the economic weakening. Yet we continue to feel it’s important to share our outlook with our shareholders, recognizing that it is a fluid exercise and subject to update.

Given the uncertainty that typically surrounds the securities impairment, we do not, as a matter of course, include estimates of further impairment in our ongoing guidance, simply because they are too imponderable. So, updating last quarter’s $1.50 to $1.60 guidance to include the Q3 securities impairment, and backing out the Q4 special FDIC deposit assessment previously assumed, our latest estimate of performance is diluted earnings per share on an operating basis, now expected to be in the range of $1.43 to $1.47.

All our other prior assumptions are essentially the same. I already mentioned, we anticipate net charge-offs to be in the $12 million region, consistent with prior guidance. The loan loss provision will likely be 17 million to $18 million for the year. Tax rate likely to be 24% in the fourth quarter. Net interest margin 4%, again, in the fourth quarter. And continued good commercial loan growth for the remainder of the year, though mitigated by runoff in the residential and auto lending categories, resulting in total loan outstandings at approximately $3.4 billion at year-end.

That concludes my comments. Chris?

Christopher Oddleifson, President and Chief Executive Officer

Okay, great. I think we’re ready for questions.

Operator: Thank you. [Operator Instructions] Our first question comes from Damon DelMonte of
KBW. Please go ahead.

<Q – Damon DelMonte>: Hi, good morning, guys. How are you?

<A – Denis Sheahan>: Good morning, Damon.

<A – Christopher Oddleifson>: Good morning, Damon. Well, thanks.

<Q – Damon DelMonte>: I was wondering if could you provide a little color on the commercial real estate market in your footprint right now. Kind of what you’re seeing from demand perspective, as well as what you’re seeing for pricing and competition?

<A – Christopher Oddleifson>: Yeah. I’ll – let us chime in first. I’ll pull some information that I have here.
We’re – first of all, let me remind you that things never got too frothy in our area. That’s a very important consideration. We never had rents in the $100 range and this is skyrocketing. And so the lack of frothiness has resulted in sort of not such a, type of crash down. We are seeing – I’m just taking a look at office and industrial space, in sort of our area, that those, the asking lease rates are coming down somewhat.

We’re seeing some negative absorption, somewhat of an increased vacancy rates. But interestingly, talking to our senior lender, he sort of, over the last couple, three weeks, he is saying, he’s seeing a little bit more activity in sort of the absorbing some of that space, but that’s not reflected in the statistics. So no weakening, but we don’t have – we didn’t have the speculative build, we didn’t have the big rise up in rates. So – it’s something to monitor, but not getting – not panic about yet.

<Q – Damon DelMonte>: Okay. Great. And could you remind us, when you look at your current portfolio right now, what’s the average LTV was at the time of origination in a typical debt service coverage ratio?

<A – Denis Sheahan>: Sure. For commercial real estate portfolio, Damon?

<Q – Damon DelMonte>: Yes, Denis.

<A – Denis Sheahan>: Again, I was talking to our commercial guys yesterday – let me back off a little bit and talk about LTVs, because I know obviously there’s a lot of conversation about the commercial real estate business. In Massachusetts, there was a state law, until probably three or four years ago, that wouldn’t allow to you go above 80% LTV on a commercial real estate project.
And that was a very good discipline.

And we had actually, by policy, and still do today, we would not go above 80% LTV on a commercial real estate deal. So that certainly provided some protection. When I asked our commercial credit people yesterday what they would – what our average LTV was, even at this point, after certainly some depreciation in commercial real estate values, they felt pretty confident that our portfolio LTV is in the 65 to 70% range and no higher than that.

<Q – Damon DelMonte>: Okay.

<A – Denis Sheahan>: In terms of, you asked about demand, Damon, and also debt service coverage, I’ll cover the demand first. Our pipeline remains very, very strong. And why? Well, we’re finding that borrowers at other institutions, particularly the larger institutions, are getting more and more fed up with change. Whether that change is the bank deciding to change terms of the deal in which they are operating under. Whether it’s a lot of officer turnover, reduced availability on lines of credit, generally shrinking of staff. There’s less capital in the market for lending from the larger players, so all of those factors together are resulting in tremendous opportunity for us from a demand perspective. We’re pretty confident we’re going to review about $2 billion in commercial credit, maybe a little bit more, Chris, than that?

<A – Christopher Oddleifson>: I think it’s more or like 2.4.

<A – Denis Sheahan>: 2.4 billion in credit. We won’t close that, but we’ll close somewhere between 400, 450 million. So we’re seeing a lot of opportunity. As far as the debt service coverage, we typically underwrite to no less than 1.2 times, and that’s a generality. It’s higher for certain categories. I mean for example, were we to do something like a hotel lending or a golf course lending that would be significantly higher than that.

<Q – Damon DelMonte>: Okay, great. If you look at the income statement and the expense line items, the other expense this quarter, what’s a good run rate for that going forward? Could you just clarify, are we supposed to be modeling in any fourth quarter special FDIC assessment?

<A – Christopher Oddleifson>: No. That’s pretty much taken off the table. It would it require a very special meeting to have that happen. We don’t anticipate that happening.

<Q – Damon DelMonte>: Right, okay. So is the —roughly $8.9 million a decent run rate for all other non-interest expense?

<A – Denis Sheahan>: Well, in total, I don’t have the break down here in front of me, Damon. In total I’d say —we had —we have 32, 3 in the third quarter. We’re looking at about 33 million for total non-interest expense in the fourth.

<Q – Damon DelMonte>: Okay.

<A – Denis Sheahan>: A little higher in Q4.

<Q – Damon DelMonte>: Okay. That makes sense. And then lastly, what’s your total capital ratio, for the quarter?

<A – Denis Sheahan>: Risk-based?

<Q – Damon DelMonte>: Yes.

<A – Denis Sheahan>: We need to finalize our call report. I can give you an estimate. It’s around

11.60. <Q – Damon DelMonte>: Okay. <A – Denis Sheahan>: But keep in mind, the call report doesn’t get filed for another week or so here, so we have to just finalize all that, but we anticipate it will be around 11.60 or so. <Q – Damon DelMonte>: Okay, great. That’s all I have for now. Thank you. <A – Denis Sheahan>: Sure. Operator: Thank you. Our next question comes from John Stewart of Sandler O’Neill Asset

Management. Please go ahead, sir.
<Q>: Hi. Good morning, guys. <A – Christopher Oddleifson>: Good morning. <A – Denis Sheahan>: Good morning. <Q>: Denis, I was wondering was there an MSR impairment in... <A – Denis Sheahan>: Yeah. <Q>: Okay. Can you give me the dollar amount for that? <A – Denis Sheahan>: It was about little around $500,000. <Q>: Okay. <A – Denis Sheahan>: Around that. <Q>: Okay. And then I guess just another kind of model maintenance question, what were your

TDR balances as of September 30th? I know they’re around 3.5 million in June.

<A – Denis Sheahan>: I have that here. Bear with me for a second [Inaudible].. I think it’s around 10 million. Yes, $10 million in TDRs. <Q>: Okay. Can you give us a little detail as to what that info might look like? <A – Denis Sheahan>: Well, it’s a combination of —I don’t have it by products, but it’s a combination certainly of residential real estate loan modifications that have been sort of building up for awhile, and then certainly some commercial modifications. <Q>: And what are those modifications typically look like? Are they just moving to IO for a period of time? Are you extending them? What do those generally look like?

<A – Denis Sheahan>: I’ll ask our Treasurer, Rob Cozzone, who’s sitting here with me, who’s very actively involved in it. I’ll ask, Rob, to describe particularly in the residential side, Rob, what we do for modification effective?

<A – Robert Cozzone>: We try to follow the government programs, generally. But on certain occasions, we will do interest only for a period of six months. They can’t beat the income limitations of the government program. Most of the time, we’ll be targeting debt service coverage ratios, and reducing the rate for a period of five years. After the five-year period, the rate will increase 1% per year, but reaches current market rate.

<Q>: Okay. And so I guess, Denis, the accounting rules, the 114 rules require to you put a reserve against those, is that correct? <A – Denis Sheahan>: That’s not our read of it [Inaudible]. <Q>: Okay. So there are no specific reserves against any of these? <A – Denis Sheahan>: No. Barry?
<A – Barry Jensen>: I mean, if there is an impairment on the loan, there would be a reserve for the differential. If it was collateral dependent, the differential would be charged off.

<Q>: Yeah. Okay. <A – Denis Sheahan>: [Inaudible] just to give you background about how we record these from an accruing and non-accruing perspective, our TDRs, we have some TDRs that are accruing, and some that are not accruing. Our practice is that on consumer loans that they would – they need to show a period of performance of six months or more, before we would return them to accrual. So there is that – assuming that they are meeting the requirements of the restructure after a six-month period, we would return them to accrual.

<Q>: Okay. But that $10 million balance includes those that are accruing and non-accruing?

<A – Denis Sheahan>: Yes, and if you want the breakdown, there’s $4 million non-accruing, $6 million that’s accruing. <Q>: Okay. And then do you have the 90-day positive balances as well? <A – Denis Sheahan>: Yes. Yes. I do here somewhere. Bear with me a second. 90 days past due is 25.5 million. <Q>: And correct me if I’m wrong, was that – that number was 400,000 last quarter? <A – Denis Sheahan>: 90 days delinquent? No. No, no. 90 days delinquent was 26.5 million last quarter. <Q>: Okay. <A – Denis Sheahan>: I want to make sure we’re on the same wavelength. <Q>: Yeah I had a number of $398,000 as of June 30. <A – Denis Sheahan>: No, no. 90 plus days delinquent was $26.5 million last quarter. $25.5 this quarter. <Q>: Okay. And so a lot of those are in the non-accrual bucket already, is that right? <A – Denis Sheahan>: Yes, they would be, yes. <Q>: Okay. <A – Denis Sheahan>: Yeah. I’m not sure, are you talking about... <Q>: 90 days still accruing? <A – Denis Sheahan>: 90 days past due but still accruing. That’s a small number. I don’t know that I have that here [Inaudible]. <Q>: Okay. <A – Denis Sheahan>: I can follow up with you, but that is a different number. I was giving you 90 days delinquent...
<Q>: Okay, that’s fine.

<A – Denis Sheahan>: I don’t think I have that here.

<Q>: And then I guess just finally, bigger picture, for a commercial heavy bank like you guys, do you have any thoughts on what the regulatory guidelines may end up being, as far as capital is concerned and kind of where you stack up against that?

<A – Christopher Oddleifson>: Not really, no. I think with respect to our commercial concentration, we are relatively compare very well to other banks around the country. But in terms of what they’re going to do in terms of cranking up capital requirements, I know there’s talk about that, but we have heard no specifics.

<Q>: Okay. Fair enough. Thanks a lot, guys.

<A – Christopher Oddleifson>: Sure.

Operator: [Operator Instructions] We have a question from Mark Fitzgibbon of Sandler O’Neill. Please go ahead, sir.

<Q – Mark Fitzgibbon>: Good morning, gentlemen.

<A – Christopher Oddleifson>: Good morning.

<Q – Mark Fitzgibbon>: Denis, just to clarify, you said you expected $1.43 to $1.47 for the year. Are you assuming the first three quarters that you totaled $1.10? Because I know you had excluded securities impairment and you’re excluding the FDIC charge in the fourth quarter. So is that for the first three quarters $0.32, $0.45 and $0.33?

<A – Denis Sheahan>: We’re assuming 98 versus ...

<Q – Mark Fitzgibbon>: Okay. I’ll back into it $0.98, got it.

<A – Denis Sheahan>: You can actually see it, Mark, right on our income statement. There is a table, a non-GAAP table at the bottom of the release that shows how we get to the $0.98.

<Q – Mark Fitzgibbon>: Got you. And then secondly, on that $6 million credit that went to non-accrual this quarter, could you kind of share with us the dynamics of what was going on there? What kind of commercial real estate property it is and ...?

<A – Christopher Oddleifson>: Yeah, it’s another sort of mill conversion project. It ran into sort of sales issues. We work very, very aggressively with the borrower, and they had other resources that they brought to the table. And we are feeling pretty confident about it. And in fact, it is current right now. It just needs to season another couple months, isn’t that right, Denis?

<A – Denis Sheahan>: Yeah, that’s right. And also Mark, this is a new market tax credit project. So keep in mind, yes, this is a loan that we’re working through. But it’s also a loan that we get a 39% tax credit on.

<Q – Mark Fitzgibbon>: Okay. And then lastly, I wondered if you could maybe share some thoughts with us about what you’re seeing in the acquisition environment now that the Ben Franklin deal is fully integrated. Is the level of conversations out there increasing, would you say or companies that are sort of running into some of the financial challenges or credit challenges starting to look for partners?
<A – Christopher Oddleifson>: Yeah, you certainly hear a lot of chatter in that regard, don’t you, Mark. Lots of folk’s capital aggregating, go rollup to stress banks around the country. New England is in relatively good shape. I mean, this – for grins, comparing Georgia and Massachusetts, the two different worlds.

So we are – I mean, there are one or two banks that are in new England that we’re sort of hearing or sort of maybe as that of in the distressed arena. But we’re not seeing wide opportunities there. And I am – from our posture is keep relationships maintained or enhance relationships with other banks and if their boards raise their hands we hope to be at their table.

<Q – Mark Fitzgibbon>: Okay. Thank you.

<A – Christopher Oddleifson>: You’re welcome.

Operator: [Operator Instructions] Gentlemen, we have no further questions at this time. Do you have any closing remarks?

Christopher Oddleifson, President and Chief Executive Officer

Just thank you very much, and we look forward to talking to you about year-end and our outlook for 2010 in three months.

Denis K. Sheahan, Chief Financial Officer

Great. Thank you.

Christopher Oddleifson, President and Chief Executive Officer

Yeah, bye.

Operator: Thank you. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.